Exhibit 99.1

News Release	Contact: Bruce Russell/RCG
310-559-4955x101
brucerussell@ruscom.com

Cyanotech Receives Delisting Notice from Nasdaq Due to Late Filing of Form 10-Q,
Regains Compliance with Nasdaq Capital Market’s Minimum Bid Price Requirement

KAILUA KONA, Hawaii (November 20, 2006) — Cyanotech Corporation (Nasdaq: CYAND) announced today that it received a Staff Determination from The Nasdaq Stock Market on November 16, 2006 indicating that the Company is not in compliance with the requirements for continued listing under Marketplace Rule 4310(c)(14) because of its failure to file its Report on Form 10-Q for the quarter ended September 30, 2006.

As previously reported on November 14, 2006, the Company announced that it will have to delay filing its Form 10-Q for the second quarter of fiscal year 2007 (and continue to delay the filing of its first quarter fiscal year 2007 Form 10-Q) because the Company’s independent registered public accounting firm has not yet rendered any decision with respect to a previously announced accounting issue involving the Company’s historic inventory accounting method.  The Company hoped to file both reports by November 30, 2006, announcing that this was subject to the requirements of the independent registered public accounting firm. The Company now believes that such filing will take place before December 15, 2006.

The Company will contest the current Staff Determination with the Nasdaq Listing Qualifications Panel.  Cyanotech still awaits the results of its October 12, 2006 Hearing before the Nasdaq Listing Qualifications Panel which addressed deficiencies in the Company’s minimum bid price and failure to file its Form 10-Q for the period ending June 30, 2006.

A one-for-four reverse split of the Company’s common stock on November 3, 2006 brought the Company’s common stock into compliance with Nasdaq Capital Market’s minimum bid price requirement as the Company has been informed by Nasdaq in a letter dated November 20, 2006.

Until a decision is made by the Panel on the other deficiencies, the Company’s common stock will remain listed on The NASDAQ Capital Market.  Because of the Company’s reverse split of its common stock, the stock is currently trading under symbol “CYAND” until December 5, 2006 and then will change back to symbol “CYAN”.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this news release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740
(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com